[ABCD] — Cambium Learning Group 2012 Third Quarter Earnings Call

Thursday, November 8, 2012

5:00 PM Eastern — Due Friday 5pmET

Officers

Shannan Overbeck; Cambium Learning Group, Inc.; Head of Public Relations

Ron Klausner; Cambium Learning Group, Inc.; CEO

Brad Almond; CPA Cambium Learning Group, Inc.; CFO

Vernon Johnson; Cambium Learning Group, Inc.; President, Voyager

Analysts

Andrew Finkelstein; Barclays; Analyst

A.J. Guido; Golden Tree; Analyst

David Sagalov; Jefferies; Analyst

Sean Sawler; Redwood; Analyst

Presentation

Operator: Good afternoon, and welcome to the Cambium Learning Group’s 2012 Third Quarter Earnings Conference Call. (Operator instructions) After today’s presentation, there will be an opportunity to ask questions. (Operator instructions) Please note this event is being recorded.

I would now like to turn the conference over to Shannan Overbeck. Please go ahead.

Shannan Overbeck: Thank you, Operator. My name is Shannan Overbeck, and I’m head of Cambium Learning Group’s Public Relations Department. On the call today is Ron Klausner, our Chief Executive Officer, and Brad Almond, Chief Financial Officer. In addition, our Voyager Learning President, Vernon Johnson, is on the call and will be available for question and answer.

Before we begin, I have a few comments regarding the information we are providing today. Please note that some statements made on today’s call are forward-looking in nature and are based upon assumptions and subject to risks and uncertainties. The risks and uncertainties associated with these statements could cause Cambium Learning Group’s actual performance to differ materially from those reflected in statements made today. Examples of these assumptions and risks are described in our previous filings with the SEC and on our Form 10-Q to be filed shortly. Cambium Learning Group does not undertake any duty to update the statements whether as a result of new information, future events, or otherwise.

On today’s call, EBITDA, adjusted EBITDA, and adjusted net revenues will be presented, and it should be noted that these measures will differ from those offered on the GAAP financial statements provided in our Form 10-Q.

These are non-GAAP financial measures that the Company believes will provide useful information to investors because they reflect underlying performance of the Company and provide investors with a view of the Company’s operations from Management’s perspective. These measures are used frequently by Management in the operation of the business.

Reconciliations of these figures to GAAP are included in our press release schedule, which can be found on our corporate website, CambiumLearning.com and our Form 10-Q to be filed with the SEC.

Following today’s prepared statements we will take questions. A transcript and webcast of today’s call will also be available on the Company’s corporate website.

Let me now turn the call over to Ron.

Ron Klausner: Thank you, Shannan, and thanks for joining us today. On today’s call I will provide details on the Company’s 2012 third quarter performance. I will then turn the call over to Brad, who will share information on our 2012 third quarter financial results. I will discuss, one, Company performance, two, migration to technology, three, successes and achievements.

Company performance, overall, third quarter order volume for the Company was down 10% compared to the same period of 2011, with year-to-date order volume down 16%. Q3 Sopris learnings order volume was down 19% compared to third quarter 2011, with year-to-date down 22%.

Cambium Learning Technologies was up 6% in the third quarter, with the year-to-date order volume down 3%, and Voyager Learning was down 15% in the third quarter, with year-to-date order volume down 22%.

Voyager, Sopris, and Kurzweil products continued to struggle, but we are seeing positive developments in other areas of the Company, especially Learning A-Z. LAZ, triggered by the student directed learning site, Raz-Kids, grew 28% for the quarter and in October our year-to-date orders exceeded all of the full year of 2011. Through October year-to-date ExploreLearnings is favorable by 8% versus prior year, while Cambium Learning Technologies is flat. As a Company LAZ and EL represent over one-fourth of our business, with technology now representing 46% of our sales.

Our relatively new turnaround education services business continues to grow and is forecast to be over $8 million this year. We expect continued growth in 2013 from education services based, in part, on our student success. We are one of the few companies that have had turnaround school success as demonstrated in Milwaukee and Providence.

For Q4 we expect CLG orders growth versus prior year. The ability to deliver a favorable variance and the extent of the favorable variance is highly dependent on large agreements. We are trying to close a number of large agreements in our pipeline, including nine over $1 million, with two over $5 million.

New capabilities, our focus continues to be developing digital capabilities that mitigate big issues. In early 2013 we will roll-out a scoring tool that was developed by one of the more prestigious data and analytical education entities. The scoring tool predicts the likelihood of success by a potential teacher and will be used by school districts to help them determine the best candidates for their hiring pool. The research is clear, teachers have the greatest impact on efficacy and by increasing the quality of teacher acquisition learning will increase. The tool correlates skills, knowledge, attitude, and experience with teacher effectiveness. For the most part today, school principals and HR directors use intuitive kinds of judgments as opposed to quantitative predictive assessments used in many other industries.

We will also introduce a completely updated pre-case solution developed by renowned early childhood expert, Dr. Vicki Gibson, and will be rolling out LANGUAGE! Live, a blended learning model with half of the instructional time conducted in a student directed eLearning environment and the other half led by the classroom teacher. This adaptive capability integrates peer-to-peer learning and social networking aspects to maximize student engagement and skill mastery. Targeting students in grades six to 12, reading below a sixth grade level, the solution is designed to elevate student reading levels two grade levels within one year.

We continue to make progress on Reflex, which enables students to have instant recall of the four mathematical operations. Reflex, released in April 2011, will do close to $2 million this year. Reflex is the first productization of ExploreLearning’s NSF funded research on how games can serve as new kinds of sensors. These sensors enable new types of pedagogically relevant behaviors to be data mined, monitored, and analyzed.

Embedding these sensors within a series of interactive experiences across an online learning environment enables detailed progress monitoring to scale to large student populations. In a similar way that Big Data analysis of online shopping behavior has revolutionized online retail, or Money Ball has revolutionized the evaluation of baseball talent to increase the odds for winning, the rich data collected by these sensors is used to drive optimal conditions for learning.

Successes and achievements, we are a Company that continues to focus on efficacy. Our largest customer, Los Angeles, realized the best growth for special education students among the largest 15 school districts in California and significantly outperformed the State as demonstrated by California’s academic performance indicator, which measures academic performance and growth. As documented by the court appointed independent monitor, LA’s SPED students have had seven years in a row of continuous improvement. This coincides with when LA contracted with Cambium Voyager as their primary intervention provider.

In addition to student successes, organizations and peer industry groups continue to recognize our programs for educational excellence. Recently five Cambium online programs – ExploreLearning Gizmos, ExploreLearning Reflex, VmathLive, Ticket to Read, and firefly were winners in the 17th Annual 2012 Education Software Review Awards, EDDIES. The EDDIES honor content rich innovative programs and websites that enrich classroom curriculum and significantly improve teacher productivity.

Now, Brad.

Brad Almond: Thanks, Ron.

There are four key areas I’ll cover on this call. First is order volume and revenue change year-on-year. Second is gross margin. Third, EBITDA levels. And, fourth, cash and liquidity. As it relates to these areas and where possible I’ll provide some comments on the outlook for the full year or at least where we are midway through the fourth quarter.

First is the order volume and revenue. While we declined in Q3 in both of these areas relative to prior year, the decline we experienced was much less than the recent trends of Q1 and Q2. Stabilizing the topline of the business is a series of steps we must take, and Q3 was an indication that we were moving in the right direction.

As Ron has commented on the order volume, which is a leading indicator of revenue, I will focus on revenue, itself. Revenue for the first three months ending September 30th was down 13% versus prior year. The revenue decline was greater than the order volume decline, which was 10% due to increased deferred revenue attributed to a shift towards greater technology and services and late quarter shipments that did not meet all requirements of GAAP revenue recognition. In total we have several million in shipments in late Q3, for which we were not able to recognize revenue until Q4.

Regarding the fourth quarter, we expect Q4 to have a higher order volume than Q4 2011. The magnitude of this improvement is challenging to predict due to some sizable transactions that are in the pipeline. These possible sizable transactions have advanced slower than expected, but remain viable and possible for Q4 closure. While there are many days left in the quarter, it’s worth noting that Q4 order volume through yesterday was up over 10% versus the same time period in the fourth quarter of 2011. This Q4 10% increase has also been obtained without any reliance on sizable transactions so far in the quarter.

While we can’t simply extrapolate the results so far in Q4 for the full quarter and assume that’s where we’ll end up, it’s a positive start to the quarter and it’s our expectation that sales volume for the fourth quarter should exceed prior year. Unfortunately, the fourth quarter’s performance will not come into focus until mid and possibly even late December.

As I conclude my remarks on revenue it’s worth noting that the Company’s deferred revenue, combining both long and short term, has a balance of $50 million with $45 million expected to be recognized as revenue in the next 12 months. The $50 million total balance is an increase over about 15% over the balance a year ago. As the Company stabilizes the order volume and continues to build its deferred revenue future revenue should become more predictable.

The second area is gross margin. Gross margin year-to-date through September on a GAAP basis is 48% versus 53% in 2011 for the same nine-month period. On an adjusted basis, which removes depreciation, amortization, but includes our shipping costs, the 2012 gross margin is 65% compared to 67% in 2011. Earlier in the year the gap between 2012 and 2011 had been greater, but we have continued to close the gap through more technology sales and efficiency gains, offset by some higher costs associated with increased professional service engagements.

The third area that I will focus on is adjusted EBITDA. In adjusted EBITDA we start with EBITDA, itself, and remove the impact for the nonoperating restructuring and reengineering costs in 2012. In Q3 we had positive adjusted EBITDA of $13 million, that brings us year-to-date to $17 million of adjusted EBITDA. And perhaps most relevant is the trailing 12-month adjusted EBITDA, which is $22 million.

Based on the expectations for fourth quarter order volume, that I explained earlier, we expect that the $22 million of adjusted EBITDA will be the floor for the full year 2012, and depending on the level of success in the fourth quarter, particularly with some reliance on securing some level of these sizable transactions in the pipeline that we have discussed, we have the opportunity to improve upon the $22 million in the fourth quarter for 2012.

I’ll comment briefly on spending. Our efforts to reduce costs through reducing resources in declining areas and through reengineering efforts have begun producing benefits in 2012. The actions we have taken in 2012 will result in an annual spending reduction of approximately $11 million. We expect to realize about a half of that in 2012.

Savings realized to date in these areas have been used to fuel the current and expected growth areas of the Company. Throughout 2012 we have reallocated these savings and increased overall spending levels in R&D, as well as sales and marketing. In R&D the increased spending has been aimed at Learning A-Z and in digitizing content in Voyager and Sopris. In sales and marketing we have increased spending in Learning A-Z and ExploreLearning.

This financial reshaping of the Company will continue into 2013, in both the magnitude of the savings and the use of these savings. On the magnitude we remain committed to reaching the annualized goal of $15 million in total reductions. On the use of these savings the focus will stay on investing in growth areas, but the decision ahead for 2013 is the amount of the annualized savings that we intend to reinvest versus the amount we will make to improve the bottom line.

As we complete our 2013 budgeting process we will determine that balance between EBITDA improvement and reinvestment, but it is clear that we will specifically target more savings for EBITDA improvement in 2013.

The fourth and final area is cash and liquidity. We are in the historically cash building period of the year of our business. On the balance sheet as of September 30th, 2012 we had cash of $35 million. As of today our bank cash balance is $47 million. Our expectation is that we will further add to the current cash balance between now and the end of the year. The extent of that addition is based on the level of sales we achieve and, more importantly, the timing of those sales.

While we have never drawn on our revolving credit facility, we continue to comply with its covenants and we have that available for added liquidity should the need arise. Operationally speaking, there is no foreseeable need to draw upon it.

I’ll summarize my comments and then I’ll turn it over to the Operator for questions. We knew it would be a tough year and stated as much on our earnings call ending 2011. The key question that has been on people’s minds is when would we stabilize the topline? So Q3 was a step in the right direction, not the magnitude that we would have liked, but a step nonetheless.

Now the mid-quarter Q4 volume is up 10% versus prior year, and indications for all of Q4 are at least flat to prior year with expectations that we will exceed prior year. We expect the current trailing 12-month EBITDA of $22 million is the floor for the full year and we have an opportunity of improving upon it in Q4.

And, lastly, we are seeing the cash balances build back from their midyear low points and expect to increase upon the $47 million in cash we have in the bank today by the end of the year.

And, with that, I’d like to turn the call over to the Operator for questions.

+++ q-and-a

Operator: (Operator Instructions)

And our first question is from David Sagalov of Jefferies.

David Sagalov: Hi, guys. Thanks for taking the questions.

Ron Klausner: Hey, how are you doing?

David Sagalov: I’m well, thanks. I just wanted to ask a little bit more about kind of if you can just describe the type of orders in the pipeline and kind of timing on when you think those are going to come and translate into revenue, and any color you can give around that just so we can try to figure out what the beginning of next year is going to look like?

Ron Klausner: Vernon, you want to handle that?

Vernon Johnson: Yes, and you can help, as well. We actually are tracking our pipeline on a daily basis, and we just completed business health reviews with every territory and every region throughout the country, so we have really good visibility of what is in the pipeline and when we expect to have close on deals.

We expect, as Brad had said, that probably late November, first week or so of December will be the largest order volume for quarter four. Things seem to be pushing a little bit later just because of budget of districts, but we have good visibility of what we think we can close yet this year.

In quarter one of next year, 2013, our pipeline is already building as compared to last year, we’re probably about five or six times the pipeline that we had coming into 2012. So throughout this year we started with a very lean pipe, we’ve been building very solidly through this quarter. This quarter is probably going to have excess pipeline compared to what we’ll end up closing, and some of that will float into quarter one of next year, increasing that by a little bit more. So we’re looking at a good finish here in four, and certainly in terms of quarter one we’re building, working hard to build our pipeline so we have a good quarter one of next year.

Ron Klausner: And let me build on that a little bit. So to Vernon’s point on the health reviews, on – as an adjective, top 25 opportunities, the sales producer would know who needs to approve by when, do we need a Board approval, is it scheduled on the Board docket or not? And so that gives us more specificity and more clarity around likelihood for a success or not on each of those, again, about top 25 deals.

David Sagalov: Got it. And the orders that are in the book today, that you commented on earlier in the call, is the expectation that those will be – start to fill in the late fourth quarter or are those going to be first half of next year revenue type numbers?

Brad Almond: It’s a mix, but most of them will fill this year. Anything that’s a subscription base, which is where a lot of our higher growth is, they’ll recognize ratably over – they’ll start to hit this quarter and recognize ratably over the year. But I think the key to those there’s really nothing different about the Q4 sales we’ve made versus sales we’d make in any given quarter.

David Sagalov: Got it, great. Thanks for the color, guys.

Ron Klausner: You’re welcome. Thank you.

Operator: And the next question is from Sean Sawler of Redwood.

Sean Sawler: Thanks for taking the time, guys. The first question is on the balance sheet, accounts receivable at $33 million is much higher at where you ended it last year at $13 million. Maybe you could talk about where that number is relative to historical standards, and do you expect to get down to the low to mid-teens at the end of the year?

Brad Almond: It’s a little higher than we would have expected it would be in June given – I’m sorry, end of September – given the order volume. And what that is attributed to is we really started to see the pickup in the business in the September timeframe, so September picked up, we did very well in September. Those items sat in accounts receivable, that resulted in a lower cash balance than I would have expected in the end of September at $35 million, but also represents why today’s cash balance is actually $47 million. So we’ve begun collecting those. And, yes, we would normally expect to end in the low teens at the end of the year, but this year could be an anomaly depending on the success in these sizable transactions and when they’re closed.

Sean Sawler: Got it. Okay, great. And then the cost savings that you talked about, the $12 million, when you said you expect half of it to hit in 2012 was that mostly in the third and fourth quarter, and is that half on a run rate basis or maybe you could kind of talk about the timing of those cost savings and when you expect to experience the rest of them next year?

Brad Almond: Correct, so we’ve made reductions that will yield annual savings to date of $11 million, and we have realized, we expect to realize about half of those this year. And, yes, they are backend loaded to Q3 and Q4, to a lesser degree in Q2, but the most substantial reductions we made were in the July timeframe. So we’re beginning to see them now and, as I talked about in my comments, this year we’ve elected to reinvest a significant portion of those back into the business into mainly R&D efforts, digitizing content, and our growth areas.

And also on the call I followed up with commentary of next year, when we expect to fully realize all $11 million of the savings. We have a strategic decision to make in terms of how much of that we reinvest and how much of that we allow to book to the bottom line as EBITDA improvement, but we expect to realize $11 million in full next year.

Sean Sawler: Okay, great. And I just have one last question. On your Q2 call you gave guidance, and I guess it wasn’t guidance, it was you said that if in Q3 and Q4 of 2012 if you were to win – and I’m forgetting the amount, X amount of big contracts EBITDA –

Ron Klausner: $25 million.

Sean Sawler: — yes, all right. So $25 million of contracts, EBITDA in the back half of the year would be higher than the back half of the previous year in 2011. Is that guidance still intact or – and maybe can you talk about where you are on that $25 million number?

Brad Almond: Sure. So let’s start with the reference of that we’re at a little over $22 million EBITDA trailing 12-month through Q3. And the comment I made on this call is to try to break this down a little bit for you, is that if we remain flat in our order volume that would be essentially our floor EBITDA, we’re essentially keeping spending relatively flat. And if we continue to stay above last year’s order volume and do better than prior year we would actually start adding back to that $22 million.

Now the magnitude of it is whether or not we get to the $25 million that we talked about on the last call would be whether or not we secure a certain portion of these sizable deals. So I think the way you should think about it is we think $22 million is the floor, ability to build back on that number to get back to $25 million or north of $25 million depending on some success in these bigger deals we’re still working on for this year.

So the statement essentially remains the same. I think the only thing that’s changed is the non-sizable transaction piece of our business has actually improved, and I’m seeing some EBITDA improvements simply from that smaller deal run rate or the non-sizable deal run rate and, therefore, the sizable deals will have a more positive impact if we’re able to get some of them.

Sean Sawler: Understood. Well, thanks a lot and congrats on starting to stabilize the business. Thanks.

Ron Klausner: Thanks.

Operator: And the next question will come from A.J. Guido of Golden Tree.

A.J. Guido: Hey, guys. Thanks for taking my questions. Can you repeat what you said about Learning A-Z and ExploreLearning? You gave some order volume numbers, I don’t know if they were exactly the same, but you said up 28% third quarter for LAZ?

Ron Klausner: LAZ, yes, LAZ grew 28% in the quarter, and in October exceeds, year-to-date, exceeds all of 2011.

A.J. Guido: For the fourth quarter 2011?

Ron Klausner: No, no, so October year-to-date we exceed all of 2011 for Learning A-Z.

A.J. Guido: Okay.

Ron Klausner: And ExploreLearning at the end of October is up 8% year-to-date versus the same period in the prior year.

A.J. Guido: What was that for the third quarter?

Ron Klausner: For who?

A.J. Guido: EL, ExploreLearning, sorry?

Ron Klausner: I didn’t share it, did we, EL for third quarter?

Brad Almond: The EL, ExploreLearning was relatively flat at the end of Q3, and then they had quite a few sizable transactions that literally flipped from the last week of Q3 into the early week of Q4. And so now where we are year-to-date we’re back on track with where we thought we’d be for ExploreLearning and growing, but at – through Q3 we had a little bit of a delay and then it’s caught itself back up through October.

Ron Klausner: So Q3 is a flat, by the end of October or even now we’re close to double digits year-to-date.

A.J. Guido: On EL, alone?

Ron Klausner: EL alone, correct.

A.J. Guido: Okay, so I mean you feel good about both those business lines? I mean those have been trending really well, but you don’t really – they continue to grow kind of in where you want them, you know?

Ron Klausner: Continue to grow, continue to diversify, as far as the products continue to diversify, as far as geography very high retention rates, feel very good about those businesses, very, very loyal customers.

Brad Almond: We would not expect ExploreLearning to be anything less than a double-digit growth company for the year.

Ron Klausner: And that’s LAZ and EL, by the way.

A.J. Guido: Okay, just two more, if I may? Brad, you made a comment regarding the 10% order volume kind of this time, for this quarter versus last year, up until this point. Were there any large deals in the second half of the fourth quarter ‘11 last year? I mean looking at the numbers I don’t think there were, that would kind of be a difficult comp for the rest of this quarter, or you know what I’m saying? Like from November 7th of 2011 to December 31st of 2011 were there any large deals that would make it a difficult comp for this year that would kind of erase the 10% order volume you have so far?

Brad Almond: Very little, there was one deal that was just under or at $1 million, but other than that it was all medium to smaller sized deals, as we would typically expect in Q4. The only quarter that we’ve had in recent history in a Q4 that was abnormally full of big deals was 2010, but 2011 was very, very routine, so to speak. And, as I mentioned, where we are year-to-date today is devoid of these sizable transactions, both in this year and in prior years, we’ve got a nice pure 10% up comparable number year-on-year right now.

A.J. Guido: Right, and with expectation of – or not expectation, with possibility of one or two larger deals coming through. Can you, Ron, I was probably doing other things when you talked about it, but on the pipeline in the beginning you mentioned a $9 million deal and then maybe a couple for $5 million, can you just go through that again for me and maybe provide a little more color?

Ron Klausner: Sure. There are nine $1 million deals, and there are two within that nine that are over $5 million deals.

A.J. Guido: And the expectation on those is if you close them that would be by the end of the fourth quarter, assuming that it goes through or not?

Ron Klausner: Well, some – it is conceivable that some will leak, but right now we are doing a full court press to try to get closure. To be clear, these nine deals did not just start October 1st, most of these deals we’ve been working all year long and we have advanced these processes, some look more likely than others, but they’re really large, they’re high profile, very visible accounts. We need the appropriate levels of approval, including Board approval. So we’re not banking on them, but we feel relatively positive.

A.J. Guido: Okay, so I guess the question is, Brad, when you look at the 10% where you are now you would actually take some declines in the second half of this quarter to get back to flat, is that the way to think about it or not really?

Brad Almond: Obviously, if we were to end the quarter flat we would decline in the back half of the quarter relative to where we are today. So we’re trying to look at this on a step at a time, and a conservative approach says we at least expect to be flat, that allows us to fall back a little bit if things go south on us, but we’ve actually built-up a nice little cushion for ourselves, at least halfway through the quarter. But our expectation is that we will actually do better than flat.

A.J. Guido: Yes.

Brad Almond: And then, as you mentioned, with some success in these sizable deals that we would do better than that even.

A.J. Guido: Okay, thanks, guys. No more questions.

Ron Klausner: Thank you, A.J.

A.J. Guido: Thanks.

Operator: (Operator Instructions)

And our next question will come from Andrew Finkelstein of Barclays.

Andrew Finkelstein: Hey, guys.

Ron Klausner: Hi, Andrew.

Andrew Finkelstein: Hey, a couple questions. One, it’s obviously great at Learning A-Z and ExploreLearning, sounds like they’re doing really well. Just wanted to come back to Kurzweil and IntelliTools, which really seem like they’re struggling. I think in the press release maybe it said that they’re mostly being offset by declines in those two product lines, so I was wondering if you could give us a little more color there? I’d like to start with that.

Brad Almond: They have been – the performance this year so far in KI has looked similar to Voyager. It has been an area that’s been under a lot more pressure, obviously, than Learning A-Z and ExploreLearning. But I’ll at least give you one positive item, which is that KI at least early on in Q4 is having at least some resurgence. KI through the midway point of Q4 is actually up 30% over prior year. So KI obviously had some ARRA funded success in 2011, and as we worked ourselves through that and that period ended, we’re at least starting to see some better comparables, at least through Q4 so far.

Ron Klausner: We’ve also migrated more to a SAS-based model, not fully migrated, so we’ve gone from a perpetual to SAS that we think will be more predictable, web based as opposed to server based. So market, biggest factor, second factor is model.

Andrew Finkelstein: Okay, great. And then on Voyager, just if you could talk more about it? I think once you mentioned that you were working on a new more heavily digital version of the product, but where do you see the product heading? And I don’t know in the mix of the nine big orders, I don’t know how many of them are Voyager, but I would think there’d be a few. But I don’t know if you could tell us just more about where you see that product heading, what you need to maybe do to it to make further improvements there, or is it just the overall funding environment?

Ron Klausner: Well, there’s no question it starts with the funding. The funding is a big issue. Number two is, and Vernon alluded to this, I do in my judgment we had some execution issues last year, did not have nearly as strong a pipeline, not as robust a pipeline. There is stress on large intervention based capabilities for – I hate to use the nomenclature – tier two students.

So what do I mean by that? These are children that are at risk, but are not the special education children in the most simplistic language. So it’s an area that has been a strong spot for us to accelerate the learning of these kids that have been at risk, and in part because of funding pressures, probably large part because of funding pressures, that market has a lot of stress on it, not just by us or with us, but by others, as well.

What we are looking to do is more of the learning to become student directed learning, so not eliminate the teacher, we believe the teacher is absolutely imperative for success. How do you make the teacher effective? But instead of making it teacher led instruction being the primary focus and the technology being more purposeful practice, we’re turning that model upside down, and we believe that we will see growth and gain.

So part is execution, part is the capabilities and how we go to market with those capabilities. We think we’re coming out with some pretty exciting capabilities. As I mentioned, the teacher candidacy scoring model, there is going to be over these next three to five years because of the Baby Boomers retiring record setting numbers of teachers that retire, the processes being used today are very intuitive based. We think capabilities, like that, have white space and are distinctive. So we’re trying to migrate our solutions without totally crashing earnings, and I feel a lot better than I did eight months ago, but we clearly have a lot of work still to do.

Andrew Finkelstein: Is there a plan for Voyager to – for a more digital version of it or a change or an upgrade?

Ron Klausner: Oh, well, there is. I mean you’ve got to look at each of the capabilities. So adolescent literacy, which is overwhelmingly dependent upon print based and teacher led, that’s what Language Live is striving to be. So, yes, we will continue to offer those teacher led, print based capabilities, but over time we will look to migrate more and more to this blended learning environment where mastery based eLearning of the child becomes a focal point. And that’s something we are doing in general. We just overhauled and enhanced our math capability, more of that math capability is also digital assets.

Andrew Finkelstein: Okay, and then just – go ahead?

Vernon Johnson: I’m sorry, you did ask one other question, and I wanted to make sure we answered it. All of the deals, the big deals that Ron was talking about, are Voyager deals.

Ron Klausner: Except one, Vernon. Eight of the nine are Voyager.

Vernon Johnson: Okay, okay.

Andrew Finkelstein: Okay, and then last, on that last quarterly conference call you said that $6 million of the $25 million was signed up, so it was sort of $19 million to go. I assume that from the sound of the pipeline it’s still $19 million?

Ron Klausner: It’s not $19 million, but it’s a number that we haven’t made many inroads on.

Andrew Finkelstein: Okay, and any more progress on the service side? I know there was some good deals or progress on that side?

Ron Klausner: So services, there’s two aspects of the service in our Company. One is this Ed services for turnaround, where we expect to do north of $8 million, so very strong growth versus prior year. We expect to continue to see an acceleration in 2013. And then we have the services that go along with our product that are doing better than the product declination. So those customers still value our ability to assist their teachers and assist their administrators in deploying our programs or in just helping them how to go about teaching, how to teach reading, et cetera.

Andrew Finkelstein: Okay, and then just one last one for me, following up on the expense side – I guess maybe where I was expecting some more of the savings to come through and you’re investing again, I guess it sounds like clearly you’re doing better into the fourth quarter, so has that been the change where you guys have decided to put most of that, if not all – I thought some of those savings would come through second half, but the expense base is still higher than it was in revenues, are generally still, you know, we’re still below where we were, is this sort of just the new base of expenses per the revenues, you know, where we are right now?

Brad Almond: It’s absolutely not the new base. So, again, we’ve made a strategic decision to take the savings we had this year and reinvest them because we fundamentally believe that stabilizing the topline is and was going to require this year some substantive investments in R&D and to a lesser degree in sales and marketing. So we made those, and we wanted to make sure that we could essentially fund them via the cuts we made, so we didn’t simply have cost creep.

But now as we enter next year what I would say, on the comments on the call, now we have a decision to make in terms of how much of those savings when fully realized do we allow to reinvest and how many do we bank for bottom line improvement? And what I said on the call is that we do intend to have more of those, significantly more of those shift to be a bottom line improvement versus all of it going to reinvesting in other areas. So a long way to say we do expect to bring the cost base down in 2013.

Ron Klausner: So some of the bets we made to go from more of a print based centric solution is where we invested to go to more of eLearning centric solutions in 2012, and I absolutely support Brad’s point that more of those reengineering savings will drop to the bottom line in 2013.

Andrew Finkelstein: Okay, great. Thanks, guys.

Ron Klausner: Thank you, Andrew.

Operator: And next we have a follow-up from A.J. Guido of Golden Tree.

A.J. Guido: Hey, guys. I just want to clarify something. Ron, the last question you got, Andrew mentioned you guys said you had $6 million already in the bag, kind of in the third quarter, that was mentioned on the last call. And I thought that was to the $25 million you needed. Now you guys say you’re at $22 million, and then –

Ron Klausner: No, no, no, no.

A.J. Guido: Okay, what exactly –

Ron Klausner: You want to handle the $22 million?

Brad Almond: Yes, let me try. First, we had $25 million in big deals that we were chasing in the whole back half of the year, so let’s not confuse that with the EBITDA numbers. We had won $6 million of them in Q3, many of them large service agreements, whereby we would see the revenue recognized in Q4 and Q1 of next year, which tie that into my comment that we had revenue decline slightly more than orders declined as we had some of that revenue deferred.

So $19 million left to go in big deals, sizable transactions that we’re chasing, and Ron outlined that there is nine of them over a million dollars, with two of them more than that. So if you add that up, $19 million left to go, it’s pretty close to that number, probably a little bit less in total, some of those can come down a little bit.

But we’re still out there chasing roughly that same number of deals and the same deals for this year. And should we be successful in all of those deals, and it would be unreasonable to expect that we would, then EBITDA would substantially increase over the $22 million that we’re on a trailing 12-month basis now.

Ron Klausner: So let me just make sure and build on that clearly, of the majority of these large deals we have not closed them. Some have dropped out and the nine I have identified, most of those were in Q3, as well, in the pipeline.

A.J. Guido: Okay, and, Brad, your comment was that it would be unreasonable or not unreasonable to assume that you close all of them?

Ron Klausner: It would be virtually no probability that we’ll close all nine. You can take to the odds, unless you think you can predict every NFL score against the handicap this weekend, then maybe it’s similar odds.

Brad Almond: Not to say we’re going to lose those deals, it would be unreasonable to expect that all come to fruition this year. And they’re going to adjust, these deals are – they’re moving around, budgets are getting set, funding levels are being secured, they flux up, they flux down, they move in and out of quarters. And, but it’s reasonable to expect we’ll get some this quarter, just the magnitude of them is not yet known.

A.J. Guido: Okay. Thank you. Thanks for clearing that up.

Ron Klausner: Thank you.

Operator: And this concludes our question and answer session. I would like to turn the conference back over to Brad Almond for any closing remarks.

Brad Almond: Thank you, Operator. Just want to thank everybody for participating on today’s call. We look forward to updating you with our yearend results in the beginning of the new year. Thank you very much.

Operator: The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.